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                                                                    EXHIBIT 10.9

                              AMENDMENT 1996-I TO

                          MERCURY GENERAL CORPORATION
                              PROFIT SHARING PLAN

          WHEREAS, Mercury General Corporation (the "Company") maintains the Mercury General Corporation Profit Sharing Plan (the "Plan"); and

          WHEREAS, pursuant to Section 9.1 of the Plan, the Company has the right to amend the Plan; and

          WHEREAS, the Internal Revenue Service has requested certain changes in the Plan as a condition for issuing a favorable determination letter with respect to the Plan.

          NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 1987:

          1. Section 3.6(a) of the Plan is amended by changing the period at the end of the last sentence thereunder to a comma, and inserting the following immediately thereafter:

          "which percentage of Compensation may be expressed in increments of 1/4 of 1%."

          2. The second sentence of Section 3.6(b) of the Plan is amended to read as follows:

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          "For purposes of the preceding sentence, the Company, in its sole discretion, may treat all or any part of its Company Contributions and Employer Matching Contributions as Compensation Deferrals if the conditions of Treasury Regulations Section 1.401(k)-1(b)(5) are satisfied."

          3. Section 3.6(b) of the Plan is further amended by adding the following at the end thereof:

          "For purposes of this Section 3.6, (1) all elective contributions that are made under two or more plans that are aggregated for purposes of Code Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii)) shall be treated as made under a single plan which must satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan; (2) if this Plan and one or more other plans are permissively aggregated for purposes of Section 401(k) of the Code, such aggregated plans must also satisfy Section 401(a)(4) and 410(b) of the Code as though they were a single plan; and (3) the actual deferral percentage of a Highly Compensated Employee shall be determined by treating all cash or deferred arrangements under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single arrangement."

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          4.  Section 3.6(d)(l) of the Plan is amended by deleting the last sentence thereunder and by inserting the following in lieu thereof:

          "The amount of excess Compensation Deferrals to be distributed or recharacterized shall be reduced by excess Compensation Deferrals previously distributed under Section 3.5(b) for the taxable year ending with or within such Plan Year and by excess Employer Matching Contributions distributed or recharacterized for the Plan Year beginning in such taxable year. Recharacterized excess Compensation Deferrals shall remain subject to the nonforfeitability requirements and distribution limitations that apply to Compensation Deferrals."

          5. Section 3.7(b) of the Plan is amended by adding the following at the end thereof:

          "For purposes of this Section 3.7, the test for multiple use of the alternative limitation provided under Treasury Regulation Section 1.401(m)-2(b) shall be applied. An excess Contribution Deferral that is recharacterized shall be taken into account in the Plan Year in which the contribution would have been received in cash by the Participant had the Participant not elected to defer the amounts; an Employer Matching

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          Contribution shall be taken into account for a Plan Year only if it is paid to the Trust Fund by the end of the 12th month following the close of that year; and Employer Matching Contributions or Company Contributions which are used to meet the requirements of Section 401(k)(3)(A) of the Code shall not be taken into account. All contributions that are made under two or more plans that are aggregated for purposes of Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A) of the Code) shall be treated as made under a single plan. Further, if this Plan and one or more other plans are permissively aggregated for purposes of Section 401(m) of the Code, such aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. The contribution percentage of a Highly Compensated Employee who is eligible to participate in more than one plan maintained by the Company or Related Company to which the Employer Matching
          Contributions are made shall be calculated by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible to participate (other than those that may not be permissively aggregated) as a single plan. The method of correction for multiple use, if any, shall be made by reducing the actual deferral percentage, the actual contribution percentage of Highly Compensated Employees, or a combination of

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          the two, in the manner described in Treasury Regulation Section
          1.401(m)-(2)(c)(3)."

          6. Section 3.7(c)(1) of the Plan is amended by inserting the following immediately after the penultimate sentence thereunder:

          "The vested portion of any excess contributions, together with any earnings attributable thereto through the date of distribution, shall be distributed to the Participant within the 2-1/2 month period following the close of the Plan Year to the extent feasible, and in all events no later than 12 months after the close of the Plan Year. Failure to correct any excess contributions within the 2-1/2 month period following the close of the Plan Year shall result in the excise tax described in Section 1.401(m)-1(e)(5) of the Treasury Regulations. The earnings attributable to the vested portion of any excess contributions shall be determined in accordance with Treasury Regulations."

          7. Section 4.2 of the Plan is amended by inserting the following immediately after the penultimate sentence thereunder:

          "The terms of any Acquisition Loan, and the repayment of principal and interest thereon, shall in all events

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          comply with Section 54.4975-7(b)(5) of the Treasury Regulations.
          Furthermore, any assets of the ESOP Fund attributable to Leveraged Shares acquired by the ESOP Trustee in a transaction to which Section 1042 of the Code applies cannot accrue for the benefit of any person described in Section 409(n)(1) of the Code during the nonallocation period described in Section 409(n)(2)(C) of the Code."

          8. Section 4.4(g) of the Plan is amended in its entirety to read as follows:

               "(g) Except as otherwise required or permitted by the Code, the put options under this Section 4.4 shall satisfy the requirements of Sections 54.4975-7(b) and 54.4975-11(a)(7)(i) of the Treasury
          Regulations to the extent, if any, that such requirements apply to such put options."

          9. Section 7.1(d)(1) is amended by adding the following at the end thereof:

          "Distribution of a Participant's ESOP Account under this Section 7.1(d)(1) shall, subject to Section 4.5, be made in shares of Stock, cash, or a combination of both, as determined by the Committee; provided, however, that if the nonforfeitable balance in the

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          Participant's Accounts as adjusted, if required, under Section 3.9 plus any contributions to the Participant's Accounts during the Plan Year exceeds $3,500, the Committee shall notify the Participant of his right to demand distribution of his ESOP Account entirely in whole shares of Stock (with the value of any fractional share paid in cash)."

          10. Section 7.1(e) of the Plan is amended by adding the following at the end thereof:

          "An explanation of the Participant's right to defer distribution of the nonforfeitable balance of his Accounts shall be provided to the Participant no less than 30 days and no more than 90 days before the date such distribution is to be made (consistent with such regulations as the Secretary of the Treasury may prescribe). If the Participant does not so consent, the distribution of the amounts payable shall be delayed pursuant to the first sentence of this subsection (e). However, to the extent that the nonforfeitable balance of a terminating Participant's Accounts is a distribution to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice described in the preceding sentence is given, provided that: (1) the Committee clearly informs the Participant that the

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          Participant has the right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (2) the Participant, after receiving the notice, affirmatively elects an immediate distribution."

          11. Section 7.2(c) of the Plan is amended by adding the following at the end thereof:

          "In either event, such benefit payable to the surviving Spouse shall commence immediately. Notwithstanding the foregoing, if the single-sum value of the benefit payable to the surviving Spouse is $3,500 or less, such benefit shall be paid to the surviving Spouse in a single-sum."

          12. Section 7.2(d) of the Plan is amended in its entirety to read as follows:

          "(d) For purposes of this Section 7.2, the following terms shall have the meaning specified below:
          (1) Election Period: For a Participant who separates from service before attaining age 35, the Election Period commences one year before his Break in Employment and ends one year after his Break in Employment. For any other Participant, the Election Period is whichever of the

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     following periods ends last: (1) the period beginning with the first day of the Plan Year in which the Participant reaches age 32, and ending with the day before the first day of the Plan Year in which the Participant reaches age 35, or (2) the period ending 1 year after the individual becomes a Participant. A Participant may elect to waive the Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity commencing the first day of the Plan Year in which he attains age 35. Prior to such time a Participant shall not be allowed to waive the Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity unless the Participant incurs a Break in Employment, in which case the period during which an election to waive may be made shall commence on the date of his Break in Employment. A Participant may revoke his waiver at any time.
          (2) Qualified Election: A waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity. The waiver must be in writing and must be consented to by the Participant's Spouse. The Spouse's consent to a waiver must be witnessed by a Plan representative or notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a Plan representative that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located, a waiver will be deemed a Qualified Election.
     The Participant's waiver and the

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     Spouse's consent shall state the specific nonspouse Beneficiary or
     Beneficiaries, which may not be modified without subsequent consent from the Spouse (unless the Spouse's initial consent expressly provides otherwise), and the Spouse's consent shall acknowledge the effect of the Participant's election. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited.
          (3) Qualified Joint and Survivor Annuity: An annuity that commences immediately for the life of the Participant with a survivor annuity for the life of the Spouse which is not less than 50 percent and not more than 100 percent of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse and which is the amount of benefit that can be purchased with the Participant's vested Account. For a Participant who is not married, Qualified Joint and Survivor Annuity means a straight life annuity.
          (4) Qualified Preretirement Survivor Annuity: The benefit described in Section 7.2(c).
          (5) Spouse (surviving Spouse): The spouse or surviving spouse of the Participant, provided that a former spouse will be treated as the spouse of surviving spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code."

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          13.  Section 7.2(e) of the Plan is amended in its entirety to read as follows:

          "(e)(1) In the case of a Qualified Joint and Survivor annuity as described in Section 7.2(d)(3), the Committee shall provide each Participant within a reasonable period prior to the commencement of benefits a written explanation of: (i) the terms and conditions of a Qualified Joint and Survivor Annuity; (ii) the Participant's right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of the Participant's Spouse with regard to such Spouse's required consent to the Participant's waiver; and (iv) the Participant's right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity. This explanation shall be provided to the Participant no less than 30 days and no more than 90 days before the date benefit payments would commence (and consistent with such regulations as the Secretary of the Treasury may prescribe). The written explanation shall include an explanation of the eligibility conditions, other material features, and relative values of the optional forms of benefits under the Plan, as well as a general explanation of the relative financial effect on a Participant's benefit of the waiver of the Qualified Joint and Survivor Annuity.

          (2) In the case of a Qualified Preretirement Survivor Annuity as described in Section 7.2(c), the Committee shall

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provide each Participant within the Election Period a written explanation of the
Qualified Preretirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of
Section 7.2(e)(1) applicable to a Qualified Joint and Survivor Annuity."

          14. Section B.5(b) of Appendix B to the Plan is amended by adding the following at the end thereof:

          "With respect to Plan Years commencing on or after January 1, 1989, the $200,000 limitation in the foregoing sentence shall not apply; instead, the limitations described in the Plan's definition of `Compensation' under Section 1.2 shall apply with respect to such Plan Years."

          IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer this ________ day of ________________, 19___.

                                    MERCURY GENERAL CORPORATION

                                    By_________________________
                                    Its________________________

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